Exhibit 21.1

Subsidiaries of the Company

Entity Name	State/Country of Incorporation

ASIC Design Service, Inc.	Delaware
TranSwitch S.A.	France
Horizon Semiconductors, Inc.	Virginia
Opal Acquisition Corporation	Delaware
Systems On Silicon, Inc.	New Jersey
TranSwitch Asia PTE Ltd.	Singapore
TranSwitch Asia Ltd.	Hong Kong
TranSwitch II Corp.	Delaware
TranSwitch III, Inc.	Delaware
TranSwitch Europe N.V./S.A.	Belgium
TranSwitch India Private Limited	India
TranSwitch International Corp.	Delaware
Lehman Silicon Solutions S.A.	Switzerland
TranSwitch Silicon Valley, Inc.	California
TranSwitch (Israel) Ltd	Israel
TX Holdings Inc.	Delaware
Mysticom, Ltd.	Israel
Centillium Communications, Inc.	Delaware
VEngines, Inc.	Delaware
Centillium India Private Limited	India
Centillium Communications India Private Limited	India
Centillium Communications International, Inc.	Delaware
Centillium Communications International	Cayman Islands
Centillium Communications Limited	United Kingdom
Centillium Communications SARL	France
TranSwitch Japan KK	Japan
Centillium Communications, Shanghai	China